FOR IMMEDIATE RELEASE

Neogen Announces the Appointment of New Board Member

LANSING, Mich., October 1, 2024 — Neogen® Corporation (NASDAQ: NEOG), an innovative leader in food safety solutions, announced today that it has appointed Thierry Bernard as a director to its Board, effective November 1, 2024.

“We are pleased to welcome Thierry Bernard to the Neogen Board of Directors and look forward to his guidance as the company continues in its commitment to fueling a brighter future for global food security,” said Jim Borel, Neogen’s Board Chair. “As a sitting CEO with a wealth of knowledge in science and technologies relevant to Neogen and its markets, we are confident that he will provide significant value to the Board during the company’s continued growth.”

Thierry Bernard is Chief Executive Officer of QIAGEN N.V. (NYSE: QGEN, Frankfurt Stock Exchange: QIA), a leading global provider of sample-to-insight solutions that are used to transform biological materials into molecular insights. Mr. Bernard was named to the role in March 2020 after joining QIAGEN in 2015. Prior to his role at QIAGEN, Mr. Bernard spent 15 years with bioMérieux SA, where he held roles of increasing responsibility, most recently as Corporate Vice President, Global Commercial Operations, Investor Relations and the Greater China Region. He also held senior management roles in other leading international companies.

About Neogen

Neogen Corporation is committed to fueling a brighter future for global food security through the advancement of human and animal well-being. Harnessing the power of science and technology, Neogen has developed comprehensive solutions spanning the Food Safety, Livestock, and Pet Health & Wellness markets. A world leader in these fields, Neogen has a presence in over 140 countries with a dedicated network of scientists and technical experts focused on delivering optimized products and technology for its customers.

Contact

PR@Neogen.com

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